Exhibit 10.2

FORM INDEPENDENT DIRECTOR AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of [___], 201[__], and is by and between CLPS INCORPORATION, a Cayman Islands corporation (hereinafter referred to as the “Company”), and                             (hereinafter referred to as the “Director”).

BACKGROUND

The Board of Directors of the Company desires to appoint or to ensure the continued appointment of the Director and to have or to continue to have the Director perform the duties of an independent director and the Director desires to be so appointed for or to remain appointed for such position and to perform or to continue to perform the duties required of such position in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.       DUTIES. The Company requires that the Director be available to perform the duties of an independent director customarily related to this function as may be determined and assigned by the Board of Directors of the Company and as may be required by the Company’s constituent instruments, including its Articles of Incorporation/Association, Bylaws and its corporate governance and board committee charters, each as amended or modified from time to time, and any applicable governing law, rule, regulation or statute (the “Law”). The Director agrees to devote as much time as is necessary to perform completely the duties as the Director of the Company, including duties as a member of such committees as the Director may hereafter be appointed to. The Director will perform such duties described herein in accordance with the general fiduciary duty of directors arising under the Law.

2.       TERM. The term of this Agreement shall commence as of the date of the Director’s appointment by the Board of Directors of the Company and shall continue until the Director’s removal or resignation.

3.       COMPENSATION. For all services to be rendered by the Director in any capacity hereunder, the Company agrees to pay the Director a fee of $[___]. Such fee may be adjusted, up or down, from time to time as determined by the Company’s Board of Directors. In addition, the Director shall receive upon execution of this Agreement, an option to purchase [___] shares of Company common stock at an exercise price of $[___] per share vesting [___], provided Director is serving as a director on such vesting dates. The stock option grant shall be made pursuant to the [___] Stock Plan, and shall in all respects be subject to the terms and conditions of such plan.

4.       EXPENSES. In addition to the compensation provided in paragraph 3 hereof, the Company will reimburse the Director for pre-approved reasonable business-related expenses incurred in good faith in the performance of the Director’s duties for the Company. Such payments shall be made by the Company upon submission by the Director of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentary matter to support the expenditures.

5.       CONFIDENTIALITY. The Company and the Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, the Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). The Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.

6.       ASSIGNMENT. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Director under this Agreement are personal and therefore the Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

7.       MISCELLANEOUS. If any provision of this Agreement shall be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

8.       COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile or electronic .PDF (or similar format) execution and delivery of this Agreement is legal, valid and binding for all purposes.

9.       ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have caused this Independent Director Agreement to be duly executed and signed as of the day and year first above written.

CLPS INCORPORATION

By:
Name:
Title:

Independent Director

Name:

Address: